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                                                                    Exhibit 10.1

November 6, 2001


Vitaquest International, Inc.
8 Henderson Drive
West Caldwell, New Jersey 07006

Attn: Keith Frankel, President/CEO

      Re: Proposed Transactions between Infotopia, Inc. and Vitaquest
          International, Inc.

Dear Mr. Frankel:

            This Letter of Intent sets forth the terms regarding the proposed transactions (the "Transactions") between Infotopia, Inc., a Nevada corporation ("Infotopia") and Vitaquest International, Inc., a Delaware corporation ("Vitaquest"). This letter must be accepted by Vitaquest on or before the close of business on November 6, 2001 (New York time), to constitute a binding agreement in accordance with the terms provided herein.

      1. Background.

            A. Danmark Inc. d/b/a DMI and Beacon Marketing Services (collectively, "DMI") have filed petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Code") with the United States Bankruptcy Court for the District of Maine (the "Court") on September 7, 2001, which commenced the proceedings styled In re Danmark, Inc., Bankr. No. 01-21420 and In re Beacon Marketing Services, Inc., Bankr. No. 01-21421 (together, the "Bankruptcy Proceedings").

            B. Vitaquest is a secured creditor of DMI in the aggregate principal amount of $ ______________ plus ______________ or a total of $ ________________
(the "Debt"). Payment of the Debt is secured by a prior security interest on DMI's assets set forth on Schedule "A" annexed hereto, as such schedule shall be amended and modified up to the close of business on November 8, 2001 (the "Assets"). Vitaquest is in the process of pursuing and obtaining a final non-appealable order in the Bankruptcy Proceedings (the "Order") pursuant to which Vitaquest will acquire substantially all of the Assets pursuant to a bid, as a secured creditor, pursuant to Section 363(k)of the Code in a section 363 bankruptcy sale (the "Sale").

            C. Vitaquest wishes to assign, and Infotopia wishes to purchase, title to the Assets or at Infotopia's option, Vitaquest's rights under the Order. If the Sale shall occur, Vitaquest will provide to Infotopia a copy of the proposed Order prior to the Sale. Vitaquest agrees to seek to include in the Order any provisions which Infotopia shall reasonably request, provided such request does not adversely impact Vitaquest, the enforceability of the Order or Vitaquest's interests in the Assets.

      2. Assignment of Rights Under Order/Assets. Subject to the terms and conditions set forth below, Vitaquest shall assign and transfer to Infotopia (i) the Assets (excluding the "Chitosol" brand and such related assets, including but not limited to, the Chitosol infomercial) or (ii) at Infotopia's request, Vitaquest's rights to acquire the Assets (excluding the "Chitosol" brand and such related assets, including but not limited to, the Chitosol infomercial) pursuant to the Order (the "Rights"). In exchange for the purchase of the Assets or the assignment of the Rights (excluding, in either case, the "Chitosol" brand and such related assets, including but not limited to, the Chitosol infomercial, which such "Chitosol" brand and such related assets shall be licensed by Vitaquest to Infotopia at the Closing until such time as the Total Consideration shall have been paid in full, at which time Vitaquest shall assign the "Chitosol" brand and such related assets to Infotopia), as applicable, Infotopia shall provide to Vitaquest the following consideration:

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            Total Consideration to Vitaquest: Four Million Eight Hundred
            Thousand Dollars, without interest, ($4,800,000.00) ("Total Consideration") payable in accordance with the following schedule:

            $500,000 upon closing of the assignment of the Assets or the Rights (the "Closing");
            $500,000 within 30 days following the Closing;
            $1,000,000 within 60 days following the Closing; and $500,000 at the end of each 30-day period thereafter until the Total Consideration shall have been provided to Vitaquest, the final payment being in the amount of the unpaid portion of the Total Consideration.

            To evidence Infotopia's obligations to Vitaquest, at the Closing, Infotopia shall execute a promissory note payable to Vitaquest's order for the balance of the Total Consideration outstanding ($4,300,000.00), such promissory note shall be secured by a first priority security interest upon the Assets and in all other assets of Infotopia, tangible and intangible. In order to accomplish the foregoing, Infotopia shall also provide to Vitaquest such security agreements, UCC-1 financing statements, UCC, tax, judgment and other searches, opinion letters, corporate authorizations, and other documentation as Vitaquest may reasonably request and Infotopia's counsel shall reasonably approve.

            At the Closing, Infotopia shall assign to Vitaquest for a period terminating upon Vitaquest's receipt of payment in full of the Total Consideration, the rights to payment described below and shall contact the necessary third parties of such effect, which payments will be made directly to Vitaquest instead of Infotopia; provided, however, that upon Vitaquest's receipt of the payment in full of the Total Consideration, Vitaquest shall re-assign the remaining payments to Infotopia, if any. Until the re-assignment becomes effective, all payments with respect thereto received by Vitaquest shall be held in trust for, and remitted to, Infotopia:

               (a) Any payments in connection with In re Premier Membership Services, LLC., Bankr. No. 00-35053 U.S. Bankruptcy Court, Southern District of Florida; and

               (b) Any payments or money returned by any credit card processors, including but not limited to, Electronic Pay Exchange and Merrick Bank (collectively "EPX") and PaySystems.com, on account of any excess holdback reserves or escrow in connection with DMI.

Any such payments received and retained by Vitaquest shall be credited against the Total Consideration (such credits to be applied against payments due in the inverse order of maturity).

            In addition, (i) any royalty payments due from Vitaquest to DMI under a certain Exclusive License Agreement dated November 20, 2000 related solely to sales by Vitaquest following the Closing, if any, shall be credited against any remaining unpaid portion of the Total Consideration (such offset to be applied against payments due in the inverse order of maturity).

            In the event of any defaults under the promissory note or corresponding security agreements (and/or any other related documents) and after 30-days' written notice to Infotopia and opportunity to cure, if not cured within such period, the license to use the "Chitosol" brand and all assets related to such "Chitosol" brand shall terminate and Vitaquest shall be entitled to enforce its rights and remedies under the promissory note, the security agreements (and any other related documents), and retain all consideration paid to date subject to Infotopia's rights as a debtor under the Uniform Commercial Code.

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      3. Effect of Appeal or Inability to Obtain Order and Bidding.

            A. Vitaquest agrees, at the Sale, to bid up to the full amount of the Debt pursuant to Section 363(k) of the Code.

            B. If Vitaquest obtains the Order, but the Order is appealed, but not stayed, then Vitaquest shall, in its sole discretion exercised in good faith, have the right, but not the obligation, to proceed to Closing notwithstanding such appeal pursuant to section 363(m) of the Code. If Vitaquest elects not to proceed to Closing both parties' obligations shall terminate, and this Letter of Intent shall be void ab initio (other than Infotopia's obligations of confidentiality set forth in paragraph 5 and each parties' obligations of non-publicity and confidentiality set forth in paragraph 11).

            C. If Vitaquest shall not obtain the Order by December 1, 2001, Vitaquest shall move for relief from the automatic stay pursuant to section 362(d) of the Code. Thereafter, it shall seek to obtain possession of the Assets under applicable law and realize thereon as a secured creditor by selling same to Infotopia on the terms set forth relative to a Sale pursuant to the Order.

            D. If, in exercise of reasonable good faith, Vitaquest shall be unable to obtain the Order, or shall be otherwise unable to obtain possession and control of the Assets by March 31, 2002, this Letter of Intent shall be void ab initio (other than Infotopia's obligations of confidentiality set forth in paragraph 5 and each party's obligations of non-publicity and confidentiality set forth in paragraph 11).

      4. Manufacturing Agreement. The parties shall negotiate a manufacturing agreement regarding the sale by Vitaquest to Infotopia of dietary supplement products. Such manufacturing agreement shall provide, among other things, for payment in full to Vitaquest prior to shipment for any and all product purchased from Vitaquest prior to shipment thereof.

      5. Due Diligence. In order to facilitate the due diligence review by Infotopia, Vitaquest shall attempt to arrange with DMI to grant to Infotopia, and its respective representatives, access during business hours to all of DMI's respective books and records with respect to the business, finances and operations of DMI and will attempt to provide facilities for Infotopia to make copies of any of the Information as it deems necessary desirable. Infotopia and its representatives shall conduct their due diligence review in such a manner so as not to interfere unduly with the operation of DMI's business. In connection with such review, Infotopia and its representatives shall, with DMI's prior consent, be permitted to contact and communicate with customers, employees, suppliers and others whose business directly related to DMI and its operations. Infotopia shall be required to execute a standard Confidentiality Agreement in connection with its review. Infotopia agrees that it will (a) use all information obtained in its due diligence review solely for the purpose of evaluating the Transactions, (b) will hold such information in confidence, and
(c) will not disclose such information except to its employees, agents, representatives and professionals involved in the Transactions, which persons shall be advised by Infotopia of the foregoing obligations. Unless otherwise agreed by Vitaquest in writing, Infotopia shall complete its due diligence review by November 9th, 2001. Vitaquest shall use reasonable good faith efforts to obtain the Order and/or the Assets. Notwithstanding the foregoing or anything herein or in any other document to the contrary, Vitaquest makes no representations or warranties regarding the Assets or the Order nor does Vitaquest make any representations or warranties that it will obtain such Assets or Order.

      6. "No Shop" Clause. Prior to November 16, 2001 (or alternatively, if the parties execute the Transaction Documents prior to November 16, 2001), Vitaquest shall, (a) not make any disposition(s), pledge or hypothecation of the Assets or the Rights, (b) enter into any agreement to do so or its interests therein and
(c) use commercially reasonable good faith efforts to obtain promptly any consents or approvals required in connection with the Transactions.

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      7. Management. Vitaquest shall be entitled to appoint one member to the board of directors of Infotopia. Alternatively, Mr. Keith Frankel, at his option, may serve as an advisor to the board of directors of Infotopia and may participate in any meetings held by the board of directors.

      8. Conditions.

            A. Infotopia. The obligation of Infotopia to consummate the Transactions is subject to the following conditions:

            (1) A due diligence period for review of all legal and financial documents relating to DMI and its operations which, unless otherwise agreed in writing, shall expire at the end of business of November 9, 2001 (New York time).

      9. Transaction Documents. As soon as reasonably practicable after Vitaquest's execution of this Letter of Intent, each of Infotopia and Vitaquest shall use its reasonable commercial efforts to execute and deliver more detailed agreements reflecting the terms set forth in this Letter of Intent (collectively, the "Transaction Documents").

      10. Termination. This Letter of Intent may be terminated and shall be deemed void ab initio, (a) at any time by the mutual written agreement of Infotopia and Vitaquest, and (b) at any time by a party hereto if the other party hereto shall have materially breached any of its obligations or agreements hereunder, and fails to cure such breach within 10 days after written notice thereto, or (c) pursuant to the terms hereof.

      11. Non-publicity and Confidentiality. Each of Infotopia and Vitaquest agrees not to disclose the existence or contents of this letter agreement or the Transactions without the prior written consent of the other party hereto, except to its advisors and attorneys who or which have a need to know such information and except as required by law.

      12. Expenses; Brokers and Finders. Infotopia and Vitaquest shall each bear their respective costs and expenses incurred in connection with the negotiation, preparation and consummation of the Transactions. Each of the parties represents that it has not engaged any broker or finder in connection with the Transactions and agrees to indemnify and hold harmless the other party in connection therewith.

      13. Binding Nature; Covenant to Close. This Letter of Intent constitutes a binding agreement between the parties hereto upon its execution. Each party covenants to the other to use its commercially reasonable efforts to effect the Transactions contemplated pursuant to this Letter of Intent and to satisfy the conditions to closing the Transactions; provided, however, that if the Closing shall occur prior to Vitaquest's receipt of the Order or grant of

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relief from the stay, then the documents executed shall be placed in escrow with
Bondy & Schloss LLP until the earlier of (a) Vitaquest's receipt of the Order or grant of relief from the stay or (b) termination of this Letter of Intent pursuant to paragraph 3(D).

      14. Non-assignability: Governing Law. No party hereto may assign any of its rights, or delegate any of its duties, hereunder without the prior written consent of the other party hereto. This Letter of Intent shall be governed by the internal laws of the State of New York, and any suit or action arising in connection herewith shall be exclusively brought in the Federal or State courts located in New York County, New York.

      Please indicate your acceptance and approval of this letter agreement by having it executed and dated where indicated below, and returning an executed copy to me on or before the close of business on November 6, 2001 (New York time).


                                          Very truly yours,

                                          Infotopia, Inc.


                                          By: /s/ Daniel Hoyng
                                             _______________________
                                          Name:  Daniel Hoyng
                                          Title: CEO


ACCEPTED AND AGREED TO:

Vitaquest International Inc.

By:   /s/ Keith Frankel
     ______________________
Name:     Keith Frankel
Title:    CEO

Dated: November 6, 2001



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